UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 30, 2010
DOLPHIN DIGITAL MEDIA, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-50621	86-0787790

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

804 Douglas Road, Executive Tower Bldg., Suite 365, Miami, Florida	33134

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (305) 774-0407
Registrant’s facsimile number, including area code: (954) 774-0405
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On December 30, 2010, Dolphin Digital Media, Inc. (the “Company”) entered into an agreement (the “Agreement”) for a debt to equity conversion of a $500,000 outstanding convertible note and accrued interest thereon. Under the terms of the Agreement, the Company will convert the convertible note and accrued interest into shares of its preferred stock (the “Preferred Stock”). The holder of the convertible note, T Squared Investments LLC (the “Investor”) shall receive 542,753 shares of the Company’s Preferred Stock. The Preferred Stock will be initially convertible into four (4) shares of Company common stock (the “Conversion Ratio”).
The Preferred Stock Conversion Ratio is subject to adjustment in the event of a stock dividend, stock splits and certain reclassifications. All the outstanding shares of Preferred Stock shall be converted into Company common stock upon the close of business on the business day immediately preceding the date fixed for consummation of a Change of Control of the Company as such terms shall be defined in the appropriate certificate of designation. The shares of Preferred Stock shall have no voting rights. The shares of Preferred Stock will be issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933. This shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein.
On January 5, 2011, the Company issued a press release describing the transaction.
Item 9.01 Financial Statements and Exhibits

Exhibit #	Description

10.1	Amendment to Preferred Stock Purchase Agreement dated December 30, 2010, by and among Dolphin Digital Media, Inc. and T Squared Investments, LLC

99.1	Press Release Dated January 5, 2011
The Investor is the holder of existing shares of the Company’s Preferred Stock and combined with Preferred Stock to be issued shall hold 1,402,753 shares of Preferred Stock.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 5, 2011	DOLPHIN DIGITAL MEDIA, INC.
	By:	/s/ William O’Dowd IV
		Name:	William O’Dowd IV
		Title:	Chief Executive Officer

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